Item 30. Exhibit (g) i. a. iii.

___________________________________________________________________________

NOTE: certain information enclosed within brackets
has been excluded from this exhibit because it is
both (i) not material and (ii) would likely cause
competitive harm to the registrant if publicly disclosed.
___________________________________________________________________________

AMENDMENT #3 to the

AUTOMATIC QUOTA SHARE, FACULTATIVE AND AUTOMATIC EXCESS YRT REINSURANCE AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter referred to as the “Ceding Company”)

and

THE CANADA LIFE ASSURANCE COMPANY

operating through its U.S. Branch

(hereinafter referred to as the “Reinsurer”)

Original Treaty Effective Date: November 21, 2020

Coverage: APEX Variable Universal Life

TAI Code: [    ] Reinsurer Agreement: [    ]

Effective December 1, 2024 (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

1.	Addendum B: Reinsurer Percentages is hereby replaced in its entirety with the attached Addendum B: Reinsurer Percentages.

For the avoidance of doubt, for any policies inforce as of the Amendment Effective Date with an issue age of [   ] that received a new underwriting risk class prior to the Amendment Effective Date, the percentages applied will be [   ]. For any policies with an issue age of [   ] that receive a new underwriting risk class on or after the Amendment Effective Date, the percentages applied will be [   ]. For any policies with an issue age of [   ] that have not received a new underwriting risk class whether issued before or after the Amendment Effective Date, the percentages applied will be [  ]. It is understood that for the above-mentioned re-underwritten policies, the premium rates per thousand of reinsurance amount at risk for Policy years [   ] and later shall be [   ].

All other conditions of this Agreement are not in conflict with the terms and conditions of this Amendment will continue unchanged.

This Amendment may be signed in multiple counterparts, each of which when so executed and delivered will be an original, but such counterparts will together constitute one and the same instrument. The Ceding Company and the Reinsurer agree that transmission of copies of original signatures as a “PDF” document attached to an email or any other secure electronic means will constitute valid execution of this Amendment and that, in such instance, there will be no need to exchange “wet” signatures.

[SIGNATURE PAGE FOLLOWS]

[ ]- Amendment #3	Page 1 of 3

IN WITNESS WHEREOF, both parties hereby execute this Amendment in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	March 3, 2025
Chad Madore
Head of Reinsurance Development & Management

C.M. LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	March 3, 2025
Chad Madore
Head of Reinsurance Development & Management

THE CANADA LIFE ASSURANCE COMPANY, operating through its U.S. Branch

By:	/s/ Jean-Francois Poulin	Date:	February 24, 2025
Jean-Francois Poulin
EVP, Life Reinsurance

THE CANADA LIFE ASSURANCE COMPANY, operating through its U.S. Branch

By:	/s/ Michael Mulcahy	Date:	February 25, 2025
Michael Mulcahy
SVP, Life Reinsurance

[ ]- Amendment #3	Page 2 of 3

ADDENDUM B: Reinsurer Percentages

First year rates = [     ]%.

[tables deleted]

[ ]- Amendment #3	Page 3 of 3